Exhibit 10.1

SOUTHLAND HEALTH SERVICES, INC.

2344 Woodridge Avenue

Kingsport, TN 37664

TELEPHONE NUMBER: (423)247-9560

June 30, 2005

Mr. Phillip Elliott

DHP, Inc.

171 Abbott Creek Rd.

Prestonsburg, KY 41653

Re:	Binding Letter of Intent -DHP, Inc. and related companies.

Dear Mr. Elliott:

This letter, when countersigned by you, will confirm our agreement in principle that Southland Health Services, Inc. (the “Buyer”) will acquire one hundred percent of the issued and outstanding capital stock of DHP, Inc and its related companies (the “Company”), from you and any other shareholder (the “Shareholders”), on the terms and conditions set for the below (the “Transaction”).

It is the parties intention that this letter of intent will constitute a binding obligation of both the Buyer and the Shareholders (subject to the conditions expressly set forth below) and will be governed by and construed under the laws of the State of Tennessee without regard to conflicts-of-laws principles. Moreover, any action or proceeding seeking to enforce any provision of, or based on any right arising out of this letter of intent may be brought against any of the parties in the courts of the State of Tennessee, County of Sullivan or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Tennessee, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein. The prevailing party in any such proceeding shall be entitled to recover its legal fees and costs associated with such proceeding.

The parties agree to proceed in good faith to negotiate, execute and deliver a definitive stock purchase agreement and any related documents and instruments which together will set forth all of the terms and conditions of our agreement and understanding relating to the Transaction (the “Agreement”). To confirm the current status of our discussions, and in view of our mutual intention to reach a complete agreement based upon our intended further discussions and negotiations, we are hereinafter memorializing our shared basic assumptions and understandings:

1.	Fundamental Terms.

a.	Transaction. The Shareholders will sell all of the shares of the Company’s common stock set forth opposite each of their names in Exhibit A attached hereto (the “Shares”), to the Buyer at the price (the “Purchase Price”) set forth in Paragraph 1(b) below. The Shares constitute all of the issued and outstanding shares of the Company’s common stock and have been duly authorized and validly issued and are fully paid and non-assessable. There are no other outstanding rights, options, warrants, conversion privileges or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, the Company of any shares of its capital stock. The common stock of the Company is the Company’s only class of capital stock.

Prior to the closing (as defined herein), the Company and/or the Shareholders shall cause the following to occur (any of which conditions may be waived by the Buyer in its sole discretion):

(i).	All liabilities of the Company shall be satisfied and paid in full such that the Company has no liabilities (whether actual, accrued or contingent) as of the date of closing.

(ii).	The Company shall have received approval, in form and substance satisfactory to the Buyer, that the change of control of the Company that will occur as a result of the Transaction will not impact any “Certificate of Needs” issued by the State of Kentucky (or any subdivision thereof).

(iii).	The Company shall have obtained employment and/or non-compete agreements from those persons identified by the Buyer, on terms and conditions acceptable to the Buyer, in its sole discretion.

b.	Purchase Price. The Purchase Price of Two Million Five Hundred Thousand Dollars ($2,500,000) shall be paid in the following manner:

(i)	Buyer will deliver the sum of One Million Two Hundred Thousand Dollars ($1,200,000) to the Shareholders in the form of a cashier’s check (or otherwise immediately available funds) on the day of closing (defined herein);

(ii)	Buyer will deliver the sum of Six Hundred Thousand Dollars ($600,000) to the shareholders in the form of a cashier’s check 120 days from the date of closing (defined herein).

(iii)	Buyer will deliver an Interest Bearing Installment Promissory Note (the “Note”) in the principal amount of Seven Hundred Thousand Dollars ($700,000), bearing an annual interest rate equal to one point over the prime rate (determined as of the end of each calendar quarter) charged from time to time by Bank of America to commercial borrowers, payable over a period of sixty (60) months, on the day of closing of the Transaction. The parties’ agree the monthly payment of principal and interest under the Note shall equal Thirteen Thousand Six Hundred Ninety Six Dollars ($13,696.00).

(iv)	Buyer will issue warrants to acquire One Hundred Thousand (100,000) of Bad Toys Holdings, Inc. shares of common stock (the “Warrants”) to the Shareholders on a pro-rata basis. The exercise price for the Warrants will be $1.00 per share and the Warrants will be exercisable at any time during the five year period following the closing.

The purchase price has been determined by the Buyer after its review of the financial condition of the Company as set forth in the Company’s financial statements as of December 31, 2004 and for the one year period ending as of that date. The financial statements are attached hereto as an Exhibit B and are incorporated herein. The Company and the Shareholders represent that there has been no adverse change in the financial condition of the Company since December 31, 2004. If there has been a misrepresentation in the financial condition of the Company as of December 31, 2004 or the financial performance of the Company during the twelve months ending as of December 31, 2004, or if the financial condition of the Company has been affected by any adverse change at any time prior to the Closing, the Buyer has the unconditional right to cancel this Letter Of Intent at any time.

2. Definitive Agreement. The parties mutually agree to proceed in good faith toward negotiation and execution of the final definitive Agreement, to which Buyer and the Shareholders shall each be a party, and which shall provide for the Transaction and shall contain mutually satisfactory terms, representations, conditions, warranties, covenants, indemnities and other provisions as are appropriate and consistent with the provisions herein described and which are customary for transactions similar to this Transaction. Without limiting the generality of the foregoing, it is agreed that the Agreement shall provide for the closing of the Transaction to occur on or before August 31, 2005 (the “Closing”). Notwithstanding the foregoing, the Buyer’s obligations to acquire the Shares from the Shareholders is expressly conditioned on: (a) the Buyer’s completion of its due diligence of the Company and its determination that the Company meets its standards as an acquisition candidate (determined in the Buyer’s sole discretion); and (b) the Buyer’s ability to obtain financing for the down payment ($1,200,000) on terms and conditions satisfactory to the Buyer, in its sole discretion.

3. Covenants. Pending execution of the Agreement (or termination of this letter of intent, as herein provided), the Shareholders of the Company will not harm the business of the Company in any way and will cooperatively cause the Company to conduct its business only in the ordinary course, and will not cause the Company to engage in any extraordinary transactions, including, but not limited to, disposing of any assets of the Company other than in the ordinary course of business, borrowing funds under existing lines of credit or otherwise except as reasonably necessary for the ordinary operation of the Company, or issuing any equity securities or rights to acquire such equity securities of the Company, without the written agreement of each party hereto.

4. Due Diligence: Upon acceptance of this Letter of Intent the Company shall allow the Buyer and its officers to inspect the financial and billing records of the Company.

5. Expenses. Each party will pay its own expenses associated with any solicitation, negotiation, preparation and execution of this letter agreement or any Agreement and with the consummation of the Transactions.

6. Termination. This letter of intent may be terminated by the Buyer if it is not accepted and agreed to by the Shareholders on or before 5:00 p.m., Eastern Standard Time, July 1, 2005.

If the foregoing is acceptable to you, please indicate such acceptance by executing this letter where indicated.

Very Truly Yours.

Southland Health Services, Inc.

By:	Larry N. Lunan
Its:	Chief Executive Officer

Accepted and Agreed:

Phillip Elliott	Date

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